Exhibit 99.1
BIOMED REALTY TRUST PROMOTES JOHN WILSON TO
EXECUTIVE VICE PRESIDENT – OPERATIONS AND
APPOINTS KENT GRIFFIN AS CHIEF FINANCIAL OFFICER
SAN DIEGO, CA – March 15, 2006 – BioMed Realty Trust, Inc. (NYSE: BMR) today announced that it has promoted John F. Wilson, II to the newly created position of Executive Vice President – Operations, effective March 27, 2006. Mr. Wilson has served as Chief Financial Officer of the company since its inception in August 2004. BioMed also announced that R. Kent Griffin, Jr. will join the company as Chief Financial Officer, effective March 27, 2006.
Commenting on the expansion of the executive team, Alan Gold, Chief Executive Officer of BioMed Realty Trust, stated, “John has been vital to the success of this company, commencing with his joining Bernardo Property Advisors (the predecessor to BioMed Realty) and the subsequent six years through our initial public offering and growth to over $1.3 billion in total assets. As Chief Financial Officer, John has been deeply involved in the creation of the company’s operating strategy and has directly overseen the capital markets activities, as well as finance, human resources and accounting functions. As a result of our substantial growth, John has taken on an increased role in managing the company’s operations. As Executive Vice President – Operations, John will be able to focus his full time and attention to asset management and the company’s growing development and redevelopment programs. I am looking forward to the additional contributions John will make to BioMed in these vital areas.”
“We also are very pleased that Kent Griffin is joining BioMed as our Chief Financial Officer. While working as a Senior Vice President in the real estate investment banking group at Raymond James, Kent made significant contributions to BioMed’s capital markets strategy, participating in all of our financial transactions, including our $465 million initial public offering and $340 million follow-on common stock offering. He also advised the company on its acquisition of the $525 million Cambridge portfolio in Boston and related $600 million debt financing with KeyBank. Through these transactions, Kent has gained an in-depth knowledge of the company and its operations, which along with his prior public accounting experience will be of great value to BioMed in his role as Chief Financial Officer. With the growth of the management team, including the recent promotion of Matthew McDevitt to Regional Executive Vice President, I am confident that we have a preeminent executive team – the right players – strategically positioned to grow this company,” concluded Mr. Gold.

Mr. Griffin, age 36, has been a part of the real estate investment banking group at Raymond James & Associates, Inc. for the past three years where he was a Senior Vice President responsible for advising real estate clients on public and private equity and debt issuance, mergers and acquisitions, and other services. Prior to joining Raymond James in 2003, Mr. Griffin spent four years with JP Morgan in its global real estate investment banking group in both New York and San Francisco. From 1992 to 1997, Mr. Griffin was part of the real estate service group for Arthur Andersen, where he was responsible for a range of audit and advisory services. Mr. Griffin received a Master of Business Administration from the University of North Carolina and a Bachelor of Science Degree in Business and Accountancy from Wake Forest University. Mr. Griffin is a Certified Public Accountant and a member of the National Association of Real Estate Investment Trusts.
About BioMed Realty Trust
BioMed Realty Trust, Inc. is a real estate investment trust (REIT) focused on acquiring, developing, owning, leasing and managing laboratory and office space for the life science industry. The company’s tenants primarily include biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry, and its properties and primary acquisition targets are generally located in markets with well established reputations as centers for scientific research, including Boston, San Diego, San Francisco, Seattle, Maryland, Pennsylvania and New York/New Jersey. Additional information is available at www.biomedrealty.com.